Exhibit 99.1

FOR IMMEDIATE RELEASE                               Contact: Brad Hollinger, CEO
                                                                Clint Fegan, CFO
                                                                  (717) 796-6100

                  BALANCED CARE ANNOUNCES RESTRUCTURING UPDATE

Mechanicsburg, PA, April 2, 2001----Balanced Care Corporation (AMEX:BAL) announced today the engagement of Raymond James & Associates, Inc. to serve as its financial advisor. Raymond James will assist the Company in identifying and evaluating sources of debt and equity capital necessary for the Company to complete its restructuring plan and in exploring strategic alternatives available to the Company and its stockholders.

Balanced Care operates 57 facilities with system-wide capacity of 3,866 residents. When an additional facility currently under construction is in operation, the Company will operate 58 facilities with resident capacity of 3,972.

Balanced Care Corporation utilizes assisted living facilities as the primary service platform to provide an array of health care and hospitality services, including preventive care and wellness, medical rehabilitation, Alzheimer's/dementia care and, in certain markets, extended care services.

Except for the historical information contained in the press release, the matters discussed herein contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. These include risks associated with, among other things, substantial debt and operating lease payment obligations, managing rapid expansion, the need for additional financing, the possibility of rising interest rates, securing necessary licensing and permits, construction delays, cost increases on new construction and increased competition. These and other risks are set forth in the Company's Annual Report on Form 10-K (as amended) for the fiscal year ended June 30, 2000 and other reports filed with the Securities and Exchange Commission.